Exhibit 2.1

EXECUTION COPY

ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT, dated as of October 31, 2017 (the “Agreement”), between MesoScribe Technologies, Inc., a Delaware corporation (“Seller”) and CVD MesoScribe Technologies Corporation, a New York corporation (“Buyer”).

WHEREAS, Seller is engaged in the business of providing services and developing and manufacturing products which utilize the MesoPlasma and MesoPlasma Direct Write technologies (inclusive of process equipment and associated software, characterization techniques, and processing parameters), which services and products can be sold to end users or utilized by the Seller on behalf of third parties to deposit on substrates conformal patterns or devices (such as thermocouples and heaters), which can withstand harsh and other environments, addressing markets which include, but are not limited to, the commercial, aerospace and defense markets (the "Business"); and

WHEREAS, the parties desire that Seller sell, assign, transfer, convey and deliver to Buyer, and that Buyer purchase and acquire from Seller, the Purchased Assets (as hereinafter defined), and that Buyer assume the Assumed Liabilities (as hereinafter defined), upon the terms and subject to the conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing promises and the respective representations and warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

PURCHASE AND SALE

1.1     Purchase and Sale of the Purchased Assets. Upon the terms and subject to the conditions of this Agreement, at the Closing (as hereinafter defined), Seller hereby sells, assigns, transfers, conveys and delivers to Buyer, and Buyer hereby purchases, acquires and accepts from Seller, free and clear of any mortgage, lien, pledge, charge, security interest, adverse claim or other encumbrance in respect of such property or asset (collectively, “Liens”), all of the assets, properties and rights of every kind and description, real, personal and mixed, tangible and intangible, wherever situated, that are used in or related to the Business, other than the Excluded Assets (collectively, the “Purchased Assets”), including the following assets, properties and rights:

(a)     all inventory, raw materials, work-in-process, finished goods, supplies, spare parts and other inventories used in or related to the Business, including all such items located on any real property owned or leased by Seller, in transit from suppliers of the Business, held for delivery by suppliers of the Business, or held on consignment by third parties;

(a)     (b)     all machinery, fixtures, furniture, supplies, accessories, materials, equipment, parts, vehicles, tooling, tools, molds, office equipment, computers, telephones and all other items of tangible personal property, in each case related to the Business including without limitation those items set forth on Schedule 1.1(b) (the “Tangible Personal Property”);

(c)     all written agreements, contracts, licenses, equipment leases, commitments, arrangements or understandings, written or oral, including any sales order or purchase orders (collectively, the “Contracts”) of Seller, including without limitation those set forth on Schedule 1.1(c) (the “Assigned Contracts”), but excluding certain contracts of Seller as set forth on Schedule 1.2(j).

(d)     all rights and interests in or to real property, leaseholds and subleaseholds of real property, purchase options, easements, licenses, privileges, rights to access and rights of way, easement or prescriptive right and all structures, owned by Seller or used in or related to the operation of the Business, together with all buildings, fixtures, structures, signage and improvements erected or located thereon;

(e)     all telephone numbers used in the conduct of the Business;

(f)     all rights under any authorization, approval, consent, certificate, license, permit, franchise, registration, variance and similar rights (collectively, “Authorizations”) of or from any governmental entity or pursuant to any statute, law (including common law), constitution, treaty, ordinance, code, order, decree, judgment, rule, regulation and any other binding requirement or determination of any governmental entity (“Law”);

(g)     all books of account, general, financial, time keeping, expense, warranty and shipping records, invoices, supplier lists, customer lists, product specifications, product formulations, drawings, correspondence, engineering, maintenance, operating and production records, advertising and promotional materials, credit records of customers, employee and other documents, records and files;

(h)     all claims, causes of action, rights of recovery and rights under all warranties, representations and guarantees made by suppliers of services, products, materials or equipment, or components thereof, arising from or relating to the other Purchased Assets or the Assumed Liabilities;

(i)      all insurance benefits, including rights and proceeds, arising from or relating to the other Purchased Assets or the Assumed Liabilities;

(j)     all prepaid expenses;

(k)     all of the following in any jurisdiction throughout the world (collectively, the “Intellectual Property”): (i) patents, patent applications and patent disclosures; (ii) trademarks, service marks, trade dress, trade names, corporate names, logos and slogans (and all translations, adaptations, derivations and combinations of the foregoing), Internet domain names, IP addresses, internet and mobile account names (including social media names, “tags,” and “handles”) and other source indicators, together with all goodwill associated with each of the foregoing; (iii) copyrights and copyrightable works, including computer software and all source code, executable code and documentation used in or related to same; (iv) registrations and applications for any of the foregoing; (v) confidential information, proprietary information and trade secrets, including know how, ideas, inventions, designs, technology, tools, methods, specifications, technical data, databases, data collections, customer lists, logs and lab books, supplier lists, process scripts, pricing and cost information and business and marketing plans and proposals (the “Confidential Information”); (vii) rights of privacy and publicity; (viii) other similar proprietary and intangible rights; and (ix) all causes of action (resulting from past and future infringement thereof), damages, and remedies relating to any and all of the foregoing;

(l)     all security deposits, earnest deposits and all other forms of deposit or security placed by Seller for the performance of an Assigned Contract; and

(m)   all goodwill of the Business as a going concern.

1.2     Excluded Assets. The Purchased Assets do not include, and Seller is not selling, assigning, transferring, conveying or delivering, and Buyer is not purchasing, acquiring or accepting from Seller, any of the assets, properties or rights set forth in this Section 1.2 (collectively, the “Excluded Assets”): (a) the corporate seals, charter documents, minute books, stock books and books of account or other records having to do with the corporate organization of Seller; (b) Tax Returns (as defined below); and (c) the rights which accrue or will accrue to Seller under this Agreement; (d) any Employee Benefit Plan that Seller or any affiliate of Seller maintains, contributes to, has an obligation to contribute to or otherwise has any Liability with respect thereto; (e) all cash, cash equivalents and bank accounts of Seller; (f);; (h) the assets set forth on Schedule 1.2; (i) accounts receivable attributable to periods before Closing, as provided in Section 4.4 and Schedule 4.4 and (j) the contracts of seller set forth on Schedule 1.2(j) (the “Excluded Contracts”).

1.3     Assumed Liabilities. Subject to the terms and conditions set forth herein, Buyer shall assume and agree to pay, perform and discharge as and when due ONLY the following liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise (“Liabilities”) of Seller (collectively, the “Assumed Liabilities”), and no other Liabilities:

(a)     all Liabilities in respect of the Assigned Contracts but only to the extent that such Liabilities are incurred or accrue after the Closing Date, were incurred in the ordinary course of the Business and do not relate to any failure to perform, improper performance, warranty or other breach, default or violation by Seller on or prior to the Closing;

(b)     the Liabilities set forth on Schedule 1.3.

1.4     Excluded Liabilities. Neither Buyer nor any of its affiliates shall assume any Liabilities of Seller (such unassumed Liabilities, the “Excluded Liabilities”) other than the Assumed Liabilities. For the avoidance of doubt, the Excluded Liabilities shall include, but are not limited to: (i) all Taxes of Seller or with respect to the Business, (ii) all Indebtedness (as defined below) of Seller, (iii) all trade accounts payable of Seller; (iv) all Liabilities with respect to any Employee Benefit Plan that Seller or any affiliate of Seller maintains, contributes to, has an obligation to contribute to or otherwise has any Liability with respect thereto; (v) all Liabilities with respect to contracts which are not Assigned Contracts, including, without limitation, the Excluded Contracts set forth on Schedule 1.2(j); (vi) all claims by Lessor arising out of acts or omissions of Seller prior to the Closing; (vii) all claims of negligence arising out of acts or omissions of Seller; and (viii) all warranty claims not specifically assumed by Buyer. “Indebtedness” means (A) all obligations of Seller for borrowed money, whether current or funded, secured or unsecured; (B) all obligations of Seller for the deferred purchase price of any property or services; (C) all obligations of Seller under capital leases or leases that in accordance with GAAP (as defined below) are or will be required to be capitalized; and (D) all obligations, contingent or otherwise, of Seller in respect of bankers’ acceptances or letters of credit; and (E) obligations, contingent or otherwise, of Seller in respect of any accrued interest, success fees, prepayment penalties, and other costs and expenses associated with the repayment of any of the foregoing.

1.5     Purchase Price. Subject to Section 1.8 below, the aggregate amount to be paid by Buyer on the Closing Date with respect to the Purchased Assets shall equal Five Hundred Thousand Dollars ($500,000.00) (such amount, the “Purchase Price”). Buyer shall pay the Purchase Price by wire transfer of immediately available funds to an account designated in writing by Seller to Buyer.

1.6     Closing.

(a)     Closing Date. The closing of the transactions contemplated by this Agreement (the “Closing”) shall be effective as of the date hereof remotely via exchange of electronic documents and signatures or at such other time and place as Seller and Buyer may mutually agree. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

(b)     Seller Closing Deliverables. At the Closing, Seller shall deliver to Buyer the following:

(i)      a bill of sale in form and substance satisfactory to Buyer (the “Bill of Sale”) and duly executed by Seller, transferring the tangible personal property included in the Purchased Assets to Buyer;

(ii)    an assignment and assumption agreement in form and substance satisfactory to Buyer (the “Assignment and Assumption Agreement”) and duly executed by Seller, effecting the assignment to and assumption by Buyer of the Purchased Assets (including the Assigned Contracts) and the Assumed Liabilities;

(iii)     assignments in form and substance satisfactory to Buyer (the “Intellectual Property Assignments”) and duly executed by Seller, transferring all of Seller’s right, title and interest in and to the Intellectual Property to Buyer;

(iv)     a sublease of the premises located at 7441 Vincent Circle, Huntington Beach, California, 92648 (the “Huntington Beach Facility”), for a period through and including May 30, 2019, at the same rates charged to Seller under Seller’s lease agreement with Mr. Wei-Chen Chang (“Lessor”), dated May 20, 2014, in form and substance satisfactory to Buyer and duly executed by Seller (the “Sublease”);

(v)      assignments in form and substance satisfactory to Buyer (collectively, the “Assignments of Authorizations”) and duly executed by Seller transferring all of Seller’s right, title and interest in and to the Authorizations to Buyer;

(vi)     the employment agreement between Buyer and Jeffrey A. Brogan (the “Brogan Employment Agreement”) duly executed by Jeffrey A. Brogan;

(vii)     the employment agreement between Buyer and Robert J. Greenlaw (the “Greenlaw Employment Agreement”) duly executed by Robert J. Greenlaw;

(viii)     a certificate pursuant to Treasury Regulations Section 1.1445-2(b) that Seller is not a foreign person within the meaning of Section 1445 of the Internal Revenue Code duly executed by Seller;

(ix)      copies of all consents, approvals, waivers and authorizations listed on Schedule 2.3;

(x)      a certificate of the Secretary or Assistant Secretary (or equivalent officer) of Seller certifying as to (A) the full force and effect of the articles of incorporation and bylaws of Seller attached to such certificate as exhibits, (B) the resolutions of the Board of Directors of Seller, duly adopted and in effect, which authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby, and (B) the names and signatures of the officers of Seller authorized to sign this Agreement and the documents to be delivered hereunder; and

(xi)      any other documents and instruments reasonably requested by Buyer to effectuate the transactions contemplated herein.

(c)     Buyer Closing Deliverables. At the Closing, Buyer shall deliver to Seller the following:

(i)     the Purchase Price;

(ii)     the Employment Agreement for Jeffrey A. Brogan duly executed by Buyer;

(iii)     the Employment Agreement for Robert J. Greenlaw duly executed by Buyer;

(iv)     a certificate of the Secretary or Assistant Secretary (or equivalent officer) of Buyer certifying as to (A) the full force and effect of the articles of incorporation and bylaws of Buyer attached to such certificate as exhibits, (B) the resolutions of the Board of Directors of Buyer, duly adopted and in effect, which authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby, and (B) the names and signatures of the officers of Buyer authorized to sign this Agreement and the documents to be delivered hereunder.

1.7     Consents. To the extent that the rights of Seller under any Assigned Contract may not be assigned to Buyer without the consent of a third party which has not been obtained by Seller prior to the Closing (with Buyer’s consent), this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful. If any such consent has not been obtained or if any attempted assignment would be ineffective or would impair Buyer’s rights under the instrument in question so that Buyer would not in effect acquire the benefit of all such rights, Seller, to the maximum extent permitted by Law and the instrument, shall act as Buyer’s agent in order to obtain for it the benefits thereunder and shall cooperate, to the maximum extent permitted by Law and the instrument, with Buyer in any other reasonable arrangement designed to provide such benefits to Buyer.

1.8      Earnout.

(a)     Subject to the terms and conditions of this Section 1.8, and provided there has been no Earnout Breach (as defined herein), Buyer shall pay to Seller an amount not to exceed Three Hundred Thousand Dollars ($300,000.00) in the aggregate and not less than Zero Dollars ($0), determined as follows with respect to the periods indicated (“Contingent Consideration”):

(i)      First Period Earnout. If during the period commencing on the first day of the calendar month following the Closing Date (the “First Period Commencement Date”), through the last day of the twelve month period following the First Period Commencement Date (the “First Measurement Period”), the actual net revenue received by Buyer calculated in accordance with GAAP (the “Net Revenue”) resulting from the sale or services of those products sold or created by Seller as of the date of this Agreement, including coatings, discrete products, services, research & development (the “MesoScribe Products”) is greater than One Million Dollars ($1,000,000.00), and provided further that Jeffrey A. Brogan and Robert J. Greenlaw remain employed by Buyer pursuant to their respective employment agreements, the Contingent Consideration shall be One Hundred Thousand Dollars ($100,000.00).

(ii)     Second Period Earnout. If during the period commencing on the first day of the calendar month following the first anniversary of the Closing Date (the “Second Period Commencement Date”) through the last day of the twelve month period immediately following the Second Period Commencement Date (the “Second Measurement Period”), the Net Revenue resulting from the sale of MesoScribe products is greater than Two Million Dollars ($2,000,000.00), and provided further that Jeffrey A. Brogan and Robert J. Greenlaw remain employed by Buyer pursuant to their respective employment agreements, the Contingent Consideration shall be Two Hundred Thousand Dollars ($200,000.00).

(b)     For purposes of this Section 1.8, “Earnout Breach” means any material breach of any representation, warranty, covenant, or agreement in this Agreement and/or any transaction document by Seller which (i) results in Buyer or Buyer’s affiliates incurring losses (as defined in Section 6.2 below) or (ii) entitles Buyer to injunctive relief. In the event that an Earnout Breach results in any Losses to Buyer in excess of the Basket provided in Section 6.4(a), Buyer shall be entitled to offset such amount against any earned Earnout for the measurement period in which such Losses occur, provided that if such Losses are incurred in the First Measurement Period, Buyer may also offset the amount by which the Losses exceed the Earnout for the First Measurement Period earned Earnout against any amount which may become due for the Second Measurement Period.

(c)     In the event that during the First Measurement Period or the Second Measurement Period, as the case may be, there shall a occur a cessation of all or substantially all of the Business acquired by Buyer hereunder due to Buyer’s inability to utilize the Huntington Beach Facility pursuant to the terms of the Sublease through no fault of Seller or Seller’s Shareholders (such event, a “Business Disruption”), then the respective Measurement Period shall be tolled for purposes of calculating the Contingent Consideration until such time as the Business Disruption ceases.

(d)     For purposes of this Agreement, the Contingent Consideration shall be initially determined by Buyer. Buyer shall make such determination of the Contingent Consideration, if any, and deliver a written report thereof, together with detail of the calculation (the “Contingent Consideration Report”) to Seller not later than ninety (90) days following the end of the respective measurement periods defined above.

(e)     Seller shall have thirty (30) days from the receipt of the Contingent Consideration Report to object to Buyer’s calculation of the Contingent Consideration. In the event that, within such thirty (30) day period, Seller provides a written objection to any such calculation, the parties shall, in good faith, attempt to resolve such objection within fifteen (15) days of the receipt of such written objection, before exercising any rights or remedies which they may have under this Agreement or otherwise.

1.9         Allocation of Purchase Price. Seller and Buyer agree that the Purchase Price and the Assumed Liabilities (plus other relevant items) shall be allocated among the Purchased Assets for all purposes (including tax and financial accounting) as shown on the allocation schedule (the “Allocation Schedule”) annexed hereto as Schedule 1.9.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer as of the date hereof and as of the Closing Date that the statements contained in this Article II are true and correct.

2.1     Organization and Good Standing. Seller is a corporation duly formed, validly existing and in good standing under the Laws of the jurisdiction of its organization, has all requisite power and authority to own, lease and operate its properties and assets and to carry on the Business as now being conducted and as proposed to be conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which it owns or leases property or assets or conducts any business so as to require such qualification. Seller does not have any interest in any shares or have any ownership interest in any other corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

2.2     Authority and Enforceability. Seller has the requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the performance by Seller of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Seller. Seller has duly executed and delivered this Agreement. This Agreement constitutes the valid and binding obligation of Seller enforceable against it in accordance with its terms. This Agreement effectively vests in Buyer good, valid and marketable title to all the Purchased Assets free and clear of all Liens.

2.3     No Conflicts; Consents.

(a)     The execution and delivery of this Agreement by Seller does not, and the performance by Seller of its obligations hereunder and the consummation by Seller of the transactions contemplated hereby (in each case, with or without the giving of notice or lapse of time, or both) will not, directly or indirectly, (i) violate the provisions of any of the charter documents of Seller, (ii) violate or constitute a default or an event of default, or trigger any rights of any other individual, corporation, partnership, joint venture, limited liability company, governmental entity, unincorporated organization, trust, association or other entity (each, a “Person”) under any Contract (A) to which Seller is a party or a beneficiary or (B) by which Seller or any of its assets are bound, (iii) violate or conflict with any Law, Authorization or order applicable to Seller, or (iv) result in the creation of any Liens upon any of the Purchased Assets.

(b)     Except as set forth on Schedule 2.3, no Authorization or order of, registration, declaration or filing with, or notice to, any governmental entity or other Person is required by or with respect to Seller in connection with the execution and delivery of this Agreement and the transactions contemplated hereby.

2.4     Financial Statements. Each of the audited financial statements of Seller for fiscal years ended September 30, 2015 and September 30, 2016 and unaudited financial statements for the nine (9) month period ended June 30, 2017 (a) are attached hereto as Schedule 2.4(a), (b) are true, complete and correct and, except as set forth on Schedule 2.4(b), have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved, and (c) are based on the books and records of Seller, and fairly present the financial condition of the Business as of the respective dates they were prepared and the results of the operations of the Business for the periods indicated. The balance sheet of Seller as of June 30, 2017 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date.”

2.5     No Undisclosed Liabilities. Seller has no liabilities, obligations or commitments of any nature whatsoever, direct or indirect, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise (each a “Liability” and collectively, the “Liabilities”), except (a) those which are adequately reflected or reserved against in the Balance Sheet or set forth on Schedule 2.5 and (b) those which have been incurred in the ordinary course of the Business and consistent with past practice since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount.

2.6     Compliance with Law; Authorizations. Seller and each of its employees, contractors and consultants has complied with, and is not in violation of any Law to which it, the Purchased Assets or the Business is subject, and has not failed to obtain or adhere to the requirements of any Authorization relating to its ownership of the Purchased Assets or the operation of the Business. All Authorizations required for Seller to conduct the Business as currently conducted or for the ownership and use of the Purchased Assets have been obtained by Seller and are valid and in full force and effect. All fees and charges with respect to such Authorizations as of the date hereof have been paid in full. Schedule 2.6 lists all current Authorizations issued to Seller, including the names of the Authorizations and their respective dates of issuance and expiration. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any such Authorization.

2.7     Assets and Properties. Seller owns outright and has good, valid and marketable title to all of the Purchased Assets, free and clear of all Liens. All leases to be assumed by Buyer under this Agreement, and all other Contracts pursuant to which Seller has obtained the right to use any real or personal property, are in good standing, valid and effective in accordance with their respective terms, and there is not under any of such leases or Contracts any existing default or event which with the giving of notice or lapse of time, or both, would constitute a default. The equipment, inventory and other personal property included in the Purchased Assets constitute all of the equipment, inventory and other personal property used in the Business. All of such equipment, inventory and other personal property is in good condition and working order and fit for its intended purpose. Seller does not own, directly or indirectly, any real property which is used in the Business.

2.8     Intellectual Property. Schedule 2.8 sets forth a complete and accurate list of all Intellectual Property owned, used or held for use by Seller in the conduct of the Business (collectively, the “Business Intellectual Property”). The Business Intellectual Property includes all Intellectual Property necessary for the operation of the Business or for the continued operation of the Business immediately after the Closing in substantially the same manner as it was operated prior to the Closing. Seller owns free and clear of all Liens, or has valid rights to use, all Business Intellectual Property, all of which rights shall survive unchanged upon the consummation of the transactions contemplated by this Agreement. The operation of the Business as currently conducted, and as conducted in the past six years, does not infringe upon, dilute, misappropriate or otherwise violate the Intellectual Property of any Person, and the Seller has not received any communication alleging that the Business Intellectual Property or the operation of the Business is infringing, diluting, misappropriating or otherwise violating the Intellectual Property of any Person. No Person has infringed, misappropriated, diluted or otherwise violated the Business Intellectual Property, and no such claims have been asserted or threatened against any Person by Seller in the past six years. Seller takes reasonable measures to protect the Business Intellectual Property and the confidentiality of all Confidential Information, including requiring all persons having access to such Confidential Information to execute written non-disclosure agreements, or to be bound by appropriate written policies, that protect such Confidential Information.

2.9     Absence of Certain Changes or Events. Since the Balance Sheet Date, (a) there has not been any material adverse change in the condition (financial or otherwise), operations, prospects or results of operations of the Business or Seller; (b) Seller has not (i) increased or modified the compensation or benefits payable or to become payable by Seller to any current or former directors, employees, consultants or contractors, (ii) increased or modified any employee benefit plan made to, for or with any current or former directors, employees, consultants or contractors, or (iii) entered into any employment, severance or termination agreement; (c) Seller has not mortgaged, pledged or subjected to Liens any assets, properties or rights; (d) Seller has not taken any action outside the ordinary course of the Business; (e) Seller has not sold, assigned or transferred any of the Purchased Assets, other than those made in the ordinary course of business consistent with past practices; (f) Seller has not suffered any damage, destruction or loss, whether or not covered by insurance, materially adversely affecting its properties, assets and rights or the Business; (g) Seller has not materially changed its cash management practices and policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts receivable, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits; and (h) Seller has not agreed, whether in writing or otherwise, to do any of the foregoing.

2.10     Environmental. Seller has no Pre-Closing Environmental Liabilities, nor are there any past, pending, or threatened environmental claims against Seller. Seller is in compliance with all applicable environmental laws, and there are no facts, circumstances, or conditions that could reasonably be expected to give rise to any Liability under the environmental laws pertaining to the Purchased Assets, the operation of the Business or any property now or at any other time owned, operated, leased or otherwise used by Seller. “Pre-Closing Environmental Liabilities” means Liabilities based upon or arising out of (a) the ownership or operation of the Business at any time on or prior to the Closing, or (b) the ownership, operation or condition of any real property currently or formerly owned, operated or leased by Seller at any time on or prior to the Closing, in each case to the extent based upon or arising out of (i) environmental Law, (ii) a failure to obtain, maintain or comply with any environmental Authorization, (iii) the presence or release of any hazardous substance at, on or under any real property currently or formerly owned, operated or leased by Seller at any time on or prior to the Closing, or (iv) the use, generation, storage, transportation, treatment, sale or other off-site disposal of hazardous substances generated by or otherwise used in the Business.

2.11    Accounts Receivable and Accounts Payable. The accounts receivable reflected on the Balance Sheet and the accounts receivable arising after the date thereof (a) have arisen from bona fide transactions entered into by Seller involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; (b) constitute only valid, undisputed claims of Seller not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice; and (c) are collectible within 90 days after billing. Seller has remitted all payments to each of its suppliers, vendors and other third parties that are necessary to ensure that none of its accounts payable are overdue or in any condition other than good standing (according to each applicable supplier’s, vendor’s or other third party’s terms) on the Closing Date.

2.12     Contracts. Except as set forth on Schedule 1.2(j), the Assigned Contracts constitute all of the contracts utilized in the Business. Each Assigned Contract is valid, binding and enforceable in accordance with its terms and is in full force and effect. Seller and each other party thereto has complied with and is in compliance with the provisions of each Assigned Contract in all material respects. Neither Seller nor any other party thereto is in material default in the performance, observance or fulfillment of any obligation, covenant, condition or other term contained in any Assigned Contract, and Seller has not given or received notice to or from any Person relating to any such alleged or potential default that has not been cured. No event or circumstance has occurred which with or without the giving of notice or lapse of time, or both, may conflict with or result in a violation or breach of, or give any Person the right to exercise any remedy under or accelerate the maturity or performance of, or cancel, terminate or modify, any Assigned Contract.

2.13     Condition and Sufficiency of Purchased Assets. The tangible Purchased Assets are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The Purchased Assets will be sufficient for the conduct and operation of the Business by Buyer following the Closing in the same manner as conducted and operated by Seller in the twelve-month period prior to the Closing Date. None of the Excluded Assets are material to the Business.

2.14     Labor and Employment Matters.

(a)     Schedule 2.14(a) sets forth (i) a list of all employees of the Business (including title and position), contractors and consultants of the Business (collectively, the “Business Employees”), as of the date hereof, and (ii) the base compensation and benefits of each such Business Employee and each contractor and consultant of the Business. The employment of all Business Employees, and the engagement of all contractors and consultants, may be terminated at any time with or without cause and without any severance or other Liability to Seller.

(b)     Schedule 2.14(b) sets forth a true, correct and complete list of each Employee Benefit Plan that covers any Business Employee. “Employee Benefit Plans” means, collectively, each “employee pension benefit plan”, as defined in Section 3(2) of Employee Retirement Income Security Act of 1974, as amended (“ERISA”), each “employee welfare benefit plan”, as defined in Section 3(1) of ERISA, and each other agreement, plan, program, fund, policy, Contract or arrangement (whether written or unwritten) providing compensation, commissions, benefits, pension, retirement, superannuation, profit sharing, stock bonus, stock options, stock option, stock purchase, phantom or stock equivalent, bonus, thirteenth month, incentive, deferred compensation, hospitalization, medical, dental, vision, vacation, life insurance, death benefit, sick pay, disability, severance, fringe benefit, supplemental unemployment benefits, change in control, nonqualified deferred compensation, termination indemnity, redundancy pay, educational assistance, holiday pay, housing assistance, moving expense reimbursement, fringe benefit or similar employee benefits. True, correct and complete copies of each Employee Benefit Plan have been made available to Buyer. For purposes of the remainder of this Section 2.14 the term “Seller” shall include any Person, that together with Seller, is or was at any time treated as a single employer under Section 414 of the Code or Section 4001 of ERISA and any general partnership of which the Seller is or has been a general partner (each, an “ERISA Affiliate”).

(c)     Seller does not sponsor, maintain or contribute to, and has never sponsored, maintained, or contributed to, or had any Liability with respect to, any employee benefit plan which (i) is subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code or Title IV of ERISA; or (ii) is a “multiemployer plan” as defined in Section 3(37) of ERISA. Seller has not: (A) withdrawn from any pension plan under circumstances resulting (or expected to result) in Liability or (B) engaged in any transaction which would give rise to a Liability under Section 4069 or Section 4212(c) of ERISA.

(d)     As of the Closing Date, Buyer does not, and shall not, either directly or indirectly, have any obligation or Liability, as a matter of Law or otherwise, with respect to any Employee Benefit Plan that was, or is, sponsored or maintained by the Seller or to which the Seller contributes or which the Seller had, or may have, any Liability, contingent or otherwise, either directly or indirectly through an ERISA Affiliate.

(e)     Seller is not a party or subject to any labor union or collective bargaining agreement in connection with the Business. There have not been, and there are not pending or threatened, any labor disputes, work stoppages, requests for representation, pickets, work slow-downs due to labor disagreements or any actions, arbitrations grievances, complaints or charges that have been filed against Seller under any dispute resolution procedure (including, but not limited to, any proceedings under any dispute resolution procedure under any collective bargaining agreement) that involve Business Employees. No event has occurred or circumstance exists that may provide the basis of any work stoppage or other labor dispute in connection with the Business.

(f)     Seller is and has been in compliance in all material respects with all applicable Laws pertaining to employment and employment practices, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence and unemployment insurance. All individuals characterized and treated by Seller as independent contractors or consultants are properly treated as independent contractors under all applicable Laws. All employees of Seller classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified in all respects. All employees, contractors and consultants of Seller have complied with all of its policies and procedures.

(g)     Seller has paid or properly accrued in the ordinary course of the Business all wages and compensation due to Business Employees, including all vacations or vacation pay, holidays or holiday pay, sick days or sick pay, overtime pay, and bonuses.

(h)     Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will result in an “excess parachute payments” within the meaning of Section 280G (b) of the Code.

2.15     Taxes. For purposes of this Agreement, (i) “Tax” or “Taxes” means any and all federal, state, local, or foreign net or gross income, gross receipts, net proceeds, sales, use, ad valorem, value added, franchise, bank shares, withholding, payroll, employment, excise, property, deed, stamp, alternative or add-on minimum, environmental, profits, windfall profits, transaction, license, lease, service, service use, occupation, severance, energy, unclaimed property, escheat, unemployment, social security, workers’ compensation, capital, premium, and other taxes, assessments, customs, duties, fees, levies, or other governmental charges of any nature whatever, whether disputed or not, together with any interest, penalties, additions to tax, or additional amounts with respect thereto, and (ii) “Tax Returns” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof. All Tax Returns required to have been filed by or with respect to Seller or any affiliate of Seller have been duly and timely filed (or, if due between the date hereof and the Closing Date, will be duly and timely filed), and each such Tax Return correctly and completely reflects Liability for Taxes and all other information required to be reported thereon and all Taxes owed by Seller and any affiliate of Seller (whether or not shown on any Tax Return) have been timely paid (or, if due between the date hereof and the Closing Date, will be duly and timely paid), in each case only to the extent that it relates to the Business or could be a Liability of Buyer or a Lien on the Purchased Assets. There is no action or audit now proposed, threatened or pending against, or with respect to Seller that relates to the Business. Seller is not the beneficiary of any extension of time within which to file any Tax Return that relates to the Business. There are no Liens on any of the Purchased Assets with respect to Taxes. Seller has withheld and timely paid all Taxes required to have been withheld and paid and has complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto. There is no dispute or claim concerning any Liability for Taxes for which notice has been provided, or which is asserted or threatened, or which is otherwise known that relates to the Business or the Purchased Assets. Seller has delivered to Buyer correct and complete copies of any examination reports, and statements of deficiencies assessed against or agreed to that relate to the Business. Neither Seller nor any affiliate of Seller has waived (or is subject to a waiver of) any statute of limitations in respect of Taxes or has agreed to (or is subject to) any extension of time with respect to a Tax assessment or deficiency), in each case only to the extent that it relates to the Business or could be a Liability of Buyer a Lien on the Purchased Assets.

2.16     Customers and Clients; Suppliers.

(a)     Schedule 2.16(a) sets forth (i) the ten (10) largest customers and clients of Seller for each of the two most recent fiscal years and year to date as of the Closing Date (collectively, the “Material Customers”); (ii) the amount of invoices issued to each Material Customer during such periods; and, (iii) the amount of consideration paid by each Material Customer during such periods. Seller has not received any notice, and has no reason to believe, that any of its Material Customers has ceased, or intends to cease after the Closing, to use the goods or services of the Business or to otherwise terminate or materially reduce its relationship with the Business.

(b)     Schedule 2.16(b) sets forth (i) each customer and client who has paid aggregate consideration to Seller for goods or services rendered in an amount greater than or equal to five thousand dollars ($5,000) for each of the two most recent fiscal years and year to date as of the Closing Date (collectively, the “Material Suppliers”); (ii) the amount of invoices issued by each Material Supplier to Seller during such periods; and, (iii) the amount of purchases from each Material Supplier during such periods. Seller has not received any notice, and has no reason to believe, that any of the Material Suppliers has ceased, or intends to cease, to supply goods or services to the Business or to otherwise terminate or materially reduce its relationship with the Business.

2.17    Legal Proceedings. There are no claims, actions, causes of action, demands, lawsuits, arbitrations, inquiries, audits, notices of violation, proceedings, litigation, citations, summons, subpoenas or investigations of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity (collectively, “Actions”) pending or threatened against or by Seller at law or in equity. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

2.18     Brokers or Finders. No agent, broker, investment banker or other firm or Person acting on or behalf of Seller or any of its affiliates is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement.

2.19    Completeness of Disclosure. No representation or warranty by Seller in this Agreement, and no statement made by Seller in any certificate or other document furnished or to be furnished to Buyer pursuant hereto contains any untrue statement of a material fact or omits to state a material fact required to be stated herein or therein or necessary to make any statement herein or therein not misleading.

2.20     Transactions with Directors, Officers and Affiliates.  Except as set forth on Schedule 2.20, there are no agreements or arrangements between or among Seller or any of its affiliates or any of its respective directors, officers or employees under which Seller (a) leases any real property (either to or from such party), (b) licenses technology (either to or from such party), (c) is obligated to purchase any tangible or intangible asset from or sell such asset to such party, (d) purchases products or services from such party, (c) pays, or receives commissions, rebates or other payments or (f) provides or receives any other material benefit.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that each statement contained in this Article III is true and correct as of the date hereof.

3.1     Organization and Good Standing. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has the requisite corporate authority to own, lease and operate its properties and to carry on its business as now being conducted.

3.2     Authority and Enforceability. Buyer has full corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and, assuming due authorization, execution and delivery by Seller, constitutes the valid and binding obligations of Buyer, enforceable against it in accordance with their respective terms.

3.3      No Conflicts; Consents.

(a)     The execution and delivery of this Agreement by Buyer does not and the consummation of the transactions contemplated hereby and thereby will not, (i) violate the provisions of any of the charter documents of Buyer, (ii) violate any Contract to which Buyer is a party, (iii) to the knowledge of Buyer, violate any Law of any governmental entity applicable to Buyer on the date hereof, or (iv) to the knowledge of Buyer, result in the creation of any Liens upon any of the assets owned or used by Buyer, except in each such case where such violation or Lien would not reasonably be expected materially to impair or delay the ability of Buyer to perform its obligations under this Agreement.

(b)     No Authorization or order of, registration, declaration or filing with, or notice to, any governmental entity or other Person is required by or with respect to Seller in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

ARTICLE IV

COVENANTS OF SELLER

4.1     Confidentiality; Books and Records.

(a)     From and after the Closing, each of Seller and Seller’s Shareholders will, and will cause each of their respective affiliates to, hold, in confidence and will use their reasonable best efforts to cause their respective representatives and agents to hold, in confidence and not disclose to any other Person, any and all Confidential Information (as hereinafter defined), except as may be required by law. For purposes of this Section 4.1, the term “Confidential Information” shall mean any and all information (whether written or oral) concerning the Business as conducted by Seller prior to the Closing, including, without limitation, all product plans, designs, business plans, financial or economic statements, schedules, records, information and/or data, market research and analysis, marketing plans, costs, customer and supplier lists, price schedules, pricing methods, lists or schedules of sales strategies, forecasts, computer programs, technical data, know-how, trade secrets, discoveries, inventions and any Intellectual Property, regardless of whether or not such information is marked “Confidential.”

(b)     Seller will retain any of its books and records that are Excluded Assets and relate to the Business for a period of seven years after the Closing, and Seller shall not dispose of or permit the disposal of any such books and records during such seven-year period without first giving 60 days’ prior written notice to Buyer offering to surrender the same to Buyer at Buyer’s expense.

4.2     Transition. Seller will not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier or other business associate from maintaining the same or a more favorable business relationship with Buyer after the Closing Date as/than such party maintained with Seller prior to the Closing Date. Seller will refer all customer inquiries to Buyer from and after the Closing Date, and will take all steps necessary to cause its customers to work with Buyer in the same manner as they worked with Seller prior to the Closing Date. Buyer and Seller shall each use their commercially reasonable efforts to cooperate with the other, and to cause their respective employees and independent contractors (as applicable) to act accordingly, in order to fulfill the intent and purpose of this Agreement.

4.3      Restrictive Covenants.

(a)     For purposes of this Section 4.3, “Competitor” means any other Person providing substantially similar products or services that Seller has provided based on the Intellectual Property being transferred pursuant to this Agreement, including the MesoPlasma and MesoPlasma Direct Write Technology (the “Competing Products and Services”), directly or indirectly, in whole or in part, through and including the Closing Date, anywhere in the world (the “Territory”). The term Competitor shall not include any other Person which (i) does not provide Competing Products or Services, and (ii) is in the business of providing products or services involving general thermal spray technology which is not based on, or otherwise relying upon, the Intellectual Property and product lines being transferred pursuant to this Agreement (the “Related Technologies”), which Related Technologies shall include but not be limited to general thermal spray coatings, or related thermal spray products."

(b)     Seller and each of Jeffrey A. Brogan, Robert J. Greenlaw, Sanjay Sampath, and Jon P. Longtin (collectively, the “Restricted Parties”) covenant that during the Restricted Period (as hereinafter defined), the Restricted Parties shall not, and shall cause their affiliates not to, directly or indirectly, in any capacity, (i) engage in or assist others in engaging in the business of any Competitor or any division or business segment of any Competitor, (ii) have an interest in any Competitor or any division or business segment of any Competitor in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant, or (iii) intentionally interfere in any material respect with the business relationships (whether formed prior to or after the date of this Agreement) between Buyer or any of its subsidiaries or affiliates and customers or suppliers of Buyer or any of its subsidiaries or affiliates, or (iv) cause, induce or encourage any material actual or prospective client, customer, supplier or licensor of Buyer or any of its subsidiaries or affiliates (including any existing or former client or customer of Buyer or any of its subsidiaries or affiliates and any Person that becomes a client or customer of Buyer or any of its subsidiaries or affiliates during the Restricted Period), or any other Person who has a material business relationship with Buyer or any of its subsidiaries or affiliates, to terminate or modify any such actual or prospective relationship (subsections (i) through (iv) collectively, the “Restricted Business”). It is recognized that, following the Closing, the Restricted Business is expected to be conducted throughout the Territory and that more narrow geographical limitations of any nature on this noncompetition covenant (and the non-solicitation covenant set forth in Section 4.3(c)) are therefore not appropriate. For purposes of this Agreement, the term “Restricted Period” shall mean a period of ten (10) years from the Closing Date for each of Jeffrey A. Brogan, Robert J. Greenlaw and Jon P. Longtin and a period of six (6) years from the Closing Date for Sanjay Sampath.

(c)     The Restricted Parties covenant that during the Restricted Period, they will not, and will cause their affiliates not to, directly or indirectly, in any capacity, (i) hire or solicit, or attempt to hire or solicit, any employee of Buyer or any of its subsidiaries or affiliates, or person who was employed by Buyer or any of its subsidiaries or affiliates at any time during the Restricted Period, or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees, (ii) solicit or entice, or attempt to solicit or entice, or engage in the Restricted Business with, any clients or customers of Buyer or any of its subsidiaries or affiliates or potential clients or customers of the Buyer or any of its subsidiaries or affiliates or (iii) disparage, defame or discredit Buyer or any of its subsidiaries or affiliates or any of their respective officers, directors, employees, or advisors (collectively, the “Buyer Group”) or its or their businesses or reputations, or engage in any activity that would have the effect of disparaging, defaming or discrediting the Buyer Group, nor shall the Restricted Parties interfere with or disrupt the business activities of the Buyer Group, or engage in any activity that would have the effect of interfering with or disrupting the business activities of the Buyer Group.

(d)     The Restricted Parties acknowledge that the restrictions contained in this Section 4.3 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. The Restricted Parties acknowledge that any violation of this Section 4.3 will result in irreparable injury to Buyer and agrees that Buyer shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as an equitable accounting of all earnings, profits and other benefits arising from any violation of this Section 4.3, which rights shall be cumulative and in addition to any other rights or remedies to which Buyer may be entitled. Without limiting the generality of the foregoing, the Restricted Period shall be extended for an additional period equal to any period during which the Restricted Parties or any of their respective affiliates is in breach of its obligations under this Section 4.3.

(e)     In the event that any covenant contained in this Section 4.3 should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by applicable Law. Each covenant contained in this Section 4.3 and each provision thereof is a severable and distinct covenant and provision.

4.4     Receivables. From and after the Closing, if Seller receives or collects any funds relating to any accounts receivable that represent payment for services or products provided by Buyer or for any other Purchased Asset, Seller shall remit such funds to Buyer within five (5) business days after its receipt thereof. From and after the Closing, if Buyer receives or collects any funds relating to any accounts receivable that represent payment for services or products provided by Seller prior to the Closing, Buyer shall remit such funds to Seller within five (5) business days after its receipt thereof. Schedule 4.4 lists certain of the Assigned Contracts for which work has been performed by Seller prior to Closing, but for which no invoice has been submitted to the customer as of the date of Closing, and assigns a percentage of completion of the contract or interim milestone which is expected to be billed by Buyer after Closing upon completion of such contract or milestone. Upon receipt of payment by Buyer for such milestone or payment, the percentage of such payment relating to the completion of the contract work as set forth in Schedule 4.4 shall be promptly remitted to Seller. In the event that either Seller or Buyer shall find it necessary to bring an action against any customer pursuant to an Assigned Contract, both parties shall use their respective commercially reasonable efforts to cooperate with one another in bringing any such action (a “Customer Action”). Any Customer Action shall be conducted under reasonable circumstances so as to minimize any disruption to Buyer’s business and operations, including Buyer’s ongoing relationships with such customer. Both Seller and Buyer shall use their respective commercially reasonable efforts to avoid creating a splitting of the cause of action that could bar the other party from a separate recovery.

4.5      Rent.     Seller shall satisfy all rent obligations pertaining to its lease of the premises located in Huntington Beach, California, including without limitation any additional rent, utility charges or other charges attributable to the period up to and through the Closing Date.

4.6     Name Change. No later than five (5) business days after the Closing Date, Seller shall (a) change its corporate name and any trade or other names to names that are sufficiently dissimilar from “MesoScribe” or any derivative thereof, to the satisfaction of Buyer, (b) discontinue its use of such names (or any derivatives thereof) for any and all purposes whatsoever, except as reasonably required in connection with the satisfaction and payment of the Excluded Liabilities, and (c) take all actions reasonably requested by Buyer to enable Buyer to conduct business in any jurisdiction in which the Seller currently conducts business using Seller’s present corporate or trade name.

ARTICLE V

COVENANTS OF BUYER AND SELLER

5.1     Public Announcements. Seller shall not issue any press releases or otherwise make any public statements with respect to the transactions contemplated by this Agreement without Buyer’s prior written consent.

5.2     Taxes.

(a)     Seller shall pay all documentary, real estate and other capital gains or income Taxes, if any, due as a result of the purchase, sale or transfer of the Purchased Assets in accordance herewith whether imposed by Law on Seller or Buyer. Any state and local sales taxes shall due as a result of the purchase, sale or transfer of the Purchased Assets hereunder be paid by Buyer, provided that Seller shall be responsible for filing any and all returns associated therewith.

(b)     All real property taxes, personal property taxes, or ad valorem obligations and similar recurring taxes and fees on the Purchased Assets for taxable periods beginning on or before, and ending after, the Closing Date, shall be prorated between Buyer and Seller as of the close of business of the Closing Date on a daily basis. Seller shall be responsible for all such Taxes and fees on the Purchased Assets accruing under such daily proration methodology during any period up to and including the Closing Date. Buyer shall be responsible for all such Taxes and fees with respect to the Assets accruing under such daily proration methodology during any period beginning the day after the Closing Date. If bills for such Taxes have not been issued as of the Closing Date, and, if the amount of such Taxes for the period including the Closing Date is not then known, the apportionment of such Taxes shall be made at Closing on the basis of the prior period’s Taxes. After Closing, upon receipt of bills for the period including the Closing Date, adjustments to the apportionment shall be made by the parties, so that if either party paid more than its proper share at the Closing, the other party shall promptly reimburse such party for the excess amount paid by them. Buyer shall prepare all Tax Returns with respect to the Taxes described in this Section 5.3(b).

(c)     Buyer and Seller agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Business, the Purchased Assets and Assumed Liabilities (including access to books and records) as is reasonably necessary for the filing of all Tax Returns, the making of any election relating to Taxes, the preparation for any audit by any taxing authority, and the prosecution or defense of any action relating to any Tax. Any expenses incurred in furnishing such information or assistance shall be borne by the party requesting it.

(d)     On or prior to Closing, Seller shall have delivered to Buyer a duly completed and executed certification of non-foreign status pursuant to Section 1.1445-2(b)(2) of the Treasury regulations.

5.3     Bulk Sales Laws. Buyer and Seller hereby waive compliance by Buyer and Seller with the bulk sales Law and any other similar Laws in any applicable jurisdiction in respect of the transactions contemplated by this Agreement; provided, however, that Seller shall pay and discharge when due all claims of creditors asserted against Buyer or the Purchased Assets by reason of such noncompliance to the extent that such claims of creditors relate to the period prior to Closing, and shall take promptly all necessary actions required to remove any Lien which may be placed upon any of the Purchased Assets by reason of such noncompliance, and Seller shall otherwise indemnify Buyer against any Losses it suffers as a result of such non-compliance.

5.4      Further Assurances. Subject to the terms of this Agreement, Seller shall execute such documents and other instruments and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and to consummate the transactions contemplated hereby. Seller shall also grant Buyer a limited power of attorney authorizing Buyer to execute such documents and other instruments required or desirable to carry out the provisions hereof and to consummate the transactions contemplated hereby, including without limitation any documents required by any patent office in order to effectuate the transfer of the Intellectual Property.

ARTICLE VI

INDEMNIFICATION

6.1     Survival. All representations and warranties contained in this Agreement, any certificate or other document delivered pursuant to this Agreement, shall survive the Closing for a period of two (2) years, except the representations and warranties set forth in Sections 2.1, 2.2, 2.3, 2.6, 2.7, 2.10, 2.15 and 2.18 (collectively, the “Fundamental Representations”) shall survive without limitation. All covenants and agreements of the parties contained herein shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

6.2      Indemnification by Seller and Seller’s Shareholders. Seller and each of Jeffrey A. Brogan, Robert J. Greenlaw, Sanjay Sampath, the Estate of Richard Gambino (the “Gambino Estate”) and Jon P. Longtin (collectively, “Seller and Seller’s Shareholders”) shall, jointly and severally, indemnify and defend Buyer and its affiliates and their respective stockholders, members, managers, officers, directors, employees, agents, successors and assigns (the “Buyer Indemnitees”) against, and shall hold them harmless from, any and all losses, liabilities, damages, claims (including third party claims), charges, interest, penalties, Taxes, diminution in value, costs and expenses (including legal, consultant, accounting and other professional fees) (collectively, “Losses”) resulting from, arising out of, or incurred by any Buyer Indemnitee in connection with, or otherwise with respect to (a) any breach of any representation and warranty or other statement by Seller or Seller’s Shareholders contained in this Agreement or any certificate furnished to Buyer in connection with the transactions contemplated by this Agreement; (b) any breach of any covenant or agreement of Seller or Seller’s Shareholders contained in this Agreement; (c) any Excluded Liability, including any Pre-Closing Environmental Liability and all Taxes with respect to the Business of any period (or portion thereof) ending on the Closing Date and all Taxes of Seller; (d) classification or reclassification of any workers of Seller; (e) any fees, expenses or other payments incurred or owed by Seller to any agent, broker, investment banker or other firm or Person retained or employed by it in connection with the transactions contemplated by this Agreement; and (f) any Liability arising from or related to the Business, operations or assets of Seller prior to or on the Closing Date; provided that nothing contained in this Article VI shall be deemed to limit or restrict in any manner any rights or remedies which any Buyer Indemnitee has, or might have, at law, in equity or otherwise, based on fraud or a willful misrepresentation or willful breach of warranty hereunder.

6.3          Indemnification by Buyer. From and after the Closing, Buyer shall indemnify and defend Seller and its affiliates and their respective shareholders, members, managers, officers, directors, employees, agents, successors and assigns (the “Seller Indemnitees”) against, and shall hold them harmless from, any and all Losses resulting from, arising out of, or incurred by any Seller Indemnitee in connection with, or otherwise with respect to (a) any breach of any representation and warranty or other statement by Buyer contained in this Agreement or any certificate furnished to Seller pursuant to this Agreement; and (b) any breach of any covenant or agreement of Buyer contained in this Agreement or any certificate or other document furnished or to be furnished to Seller in connection with the transactions contemplated hereby and thereby.

6.4           Indemnification Limitations. The indemnification provided for in Section 6.2 shall be subject to the following limitations:

(a)     Seller shall not be liable to the Buyer Indemnitees for indemnification under Section 6.2 until the aggregate amount of all Losses in respect of indemnification under Section 6.2 exceeds Ten Thousand Dollars ($10,000) (the “Basket”), in which event Seller shall be required to pay or be liable for all such Losses from the first dollar.

(b)     The Gambino Estate shall only be liable to the Buyer Indemnitees for indemnification under this Article VI for an amount which shall not exceed the amount of proceeds received or to be received by the Gambino Estate as a distribution from the Seller or otherwise, as a result of the transactions contemplated by this Agreement.

(c)     Jeffrey A. Brogan, Robert J. Greenlaw, Sanjay Sampath and Jon P. Longtin (the “Individual Indemnitors”) shall only be liable to the Buyer Indemnitees for indemnification under this Article VI for an amount not to exceed the amount of the Purchase Price plus any Earnouts actually paid to the Seller, except to the extent that such Individual Indemnitors is or would have been individually liable for an indemnified claim under applicable law.

(d)     For purposes of this Article VI, any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality or other similar qualification contained in or otherwise applicable to such representation or warranty and shall be disregarded in determining the amount of Losses in which a Person is entitled to indemnification under this Article VI.

6.5       Indemnification Procedures for Third Party Claims.

(a)     In the event that any Person that is seeking indemnification (“Indemnitee”) from any other party hereto (“Indemnitor”) pursuant to the provisions of this Agreement receives notice of the assertion of any claim or the commencement of any action by a third party in respect of which indemnity may be sought under the provisions of this Article VI (“Third Party Claim”), the Indemnitee shall promptly notify the Indemnitor in writing of such Third Party Claim (“Notice of Claim”). Failure or delay in notifying the Indemnitor will not relieve the Indemnitor of any Liability it may have to the Indemnitee, except and only to the extent that such failure or delay causes actual harm to the Indemnitor with respect to such Third Party Claim. The Notice of Claim shall set forth the amount, if known, or, if not known, an estimate of the foreseeable amount of claimed Losses (which estimate shall not be conclusive of the final amount of such Losses) and a description of the basis for such Third Party Claim.

(b)     If the Indemnitor does not give notice to the Indemnitee that it disputes any Notice of Claim within 10 days after its receipt of the Notice of Claim, the claim specified in such Notice of Claim will be conclusively deemed a Loss subject to indemnification hereunder. The Indemnitee shall have the right (but not the obligation), with counsel of its choice, to defend, conduct and control the defense of any Third Party Claim at the sole cost and expense of the Indemnitor, and the Indemnitor will provide reasonable cooperation in the defense of any Third Party Claim. The Indemnitee shall have the right to consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim on such terms as it may deem appropriate.

6.6     Indemnification Procedures for Non-Third Party Claims. In the event of a claim that does not involve a Third Party Claim being asserted against it, the Indemnitee shall send a Notice of Claim to the Indemnitor. The Notice of Claim shall set forth the amount, if known, or, if not known, an estimate of the foreseeable amount of claimed Losses (which estimate shall not be conclusive of the final amount of such Losses) and a description of the basis for such claim. The Indemnitor will have 10 days from receipt of such Notice of Claim to dispute the claim and will reasonably cooperate and assist the Indemnitee in determining the validity of the claim for indemnity. If the Indemnitor does not give notice to the Indemnitee that it disputes such claim within 10 days after its receipt of the Notice of Claim, the claim specified in such Notice of Claim will be conclusively deemed a Loss subject to indemnification hereunder.

6.7     Effect of Investigation; Waiver. An Indemnitee’s right to indemnification or other remedies hereunder will not be affected by any investigation or knowledge of the Indemnitee or any waiver by the Indemnitee of any condition based on the accuracy of any representation or warranty, or compliance with any covenant or agreement. Such representations and warranties and covenants and agreements shall not be affected or deemed waived by reason of the fact that the Indemnitee knew or should have known that any representation or warranty might be inaccurate or that the Indemnitor failed to comply with any agreement or covenant.

ARTICLE VII
MISCELLANEOUS

7.1     Notices. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given (a) on the date established by the sender as having been delivered personally, (b) on the date delivered by a nationally recognized overnight courier as established by the sender by evidence obtained from the courier, or (c) on the date sent by e-mail of a PDF document, with confirmation of transmission, if sent during normal business hours of the recipient, if not, then on the next business day. Such communications, to be valid, must be addressed as follows:

If to Buyer, to:

CVD MesoScribe Technologies Corporation

355 South Technology Drive

Central Islip, NY 11722

Attn: Legal Department

E-Mail: legal@cvdequipment.com

With a required copy to:

Ruskin Moscou Faltischek PC

1425 RXR Plaza, 15th Floor

Uniondale, New York 11556

Attn: Adam P. Silvers, Esq.

E-Mail: asilvers@rmfpc.com

If to Seller, to:

MesoScribe Technologies, Inc.

PO Box 807

East Setauket, NY 11733

Attn: Jeff Brogan, PhD

With a required copy to:

Patrick Killian, Esq.

46 Village Way PMB 230

Port Ludlow, WA 98365

patrick.killian@gmail.com

Tel: (631) 786-8233

If to Indemnitees, to:

Jeffrey A. Brogan

3 Soundview Court

Stony Brook, NY 11790

Tel: (631) 335-8991

Robert Greenlaw

9802 Silver Strand Drive

Huntington Beach, CA 92646

Tel: (714) 330-1093

Sanjay Sampath

18 Washington Avenue

Setauket, NY 11733

Tel: (516) 527-6288

Jon P. Longtin

114 High Street

Port Jefferson, NY 11777

Tel: (631) 745-9455

The Estate of Richard Gambino

Attn: Pamela F. Carr

120 East Broadway

Port Jefferson, NY 11777

Tel: (631) 804-6154

or to such other address or to the attention of such Person or Persons as the recipient party has specified by prior written notice to the sending party (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain). If more than one method for sending notice as set forth above is used, the earliest notice date established as set forth above shall control.

7.2     Amendments and Waivers. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

7.3     Expenses. Each party shall bear its own costs and expenses in connection with this Agreement and the transactions contemplated hereby and thereby, including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties,.

7.4     Successors and Assigns. This Agreement may not be assigned by either party hereto without the prior written consent of the other party; provided that, without such consent, Buyer may transfer or assign this Agreement, in whole or in part or from time to time, to one or more of its affiliates, but no such transfer or assignment will relieve Buyer of its obligations hereunder; provided, further, that Buyer may, if required by lenders to Buyer, grant a security interest in, and collateral assignment of, its rights under this Agreement and the other transaction documents to secure the obligations of Buyer to such lenders. Subject to the foregoing, all of the terms and provisions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective executors, heirs, personal representatives, successors and assigns.

7.5     Governing Law. This Agreement shall be governed by and interpreted and enforced in accordance with the Laws of the State of New York without giving effect to any choice of Law or conflict of Laws rules or provisions that would cause the application of the Laws of any jurisdiction other than the State of New York.

7.6     Consent to Jurisdiction. Each party irrevocably submits to the exclusive jurisdiction of (a) the State of New York and (b) the United States District Court for the Eastern District of New York, for the purposes of any action arising out of this Agreement or any transaction contemplated hereby. Each party agrees to commence any such action either in the United States District Court for the Eastern District of New York or if such action may not be brought in such court for jurisdictional reasons, in the state courts of the State of New York, County of Suffolk. Each party further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth above shall be effective service of process for any action in the State of New York with respect to any matters to which it has submitted to jurisdiction in this Section 7.6. Each party irrevocably and unconditionally waives any objection to the laying of venue of any action arising out of this Agreement or the transactions contemplated hereby in the State of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action brought in any such court has been brought in an inconvenient forum. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

7.7     Counterparts. This Agreement may be executed in any number of counterparts and delivered via facsimile, e-mail or other means of electronic transmission, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument.

7.8     Third Party Beneficiaries. No provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder; except that in the case of Article VI hereof, the other Indemnitees and their respective heirs, executors, administrators, legal representatives, successors and assigns, are intended third party beneficiaries of such sections and shall have the right to enforce such sections in their own names.

7.9     Entire Agreement. This Agreement and the other documents, instruments and agreements specifically referred to herein or therein or delivered pursuant hereto or thereto set forth the entire understanding of the parties hereto with respect to the transactions contemplated by this Agreement. Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement.

7.10     Severability. Subject to Section 4.3(d), any provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

7.11      Interpretation. The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term and vice versa, and words denoting either gender shall include both genders as the context requires. When a reference is made in this Agreement to an Article, Section, paragraph, Exhibit or Schedule, such reference is to an Article, Section, paragraph, Exhibit or Schedule to this Agreement unless otherwise specified. The word "include", "includes", and "including" when used in this Agreement shall be deemed to be followed by the words "without limitation", unless otherwise specified. A reference to any party to this Agreement or any other agreement or document shall include such party's predecessors, successors and permitted assigns. Reference to any Law means such Law as amended, modified, codified, replaced or reenacted, and all rules and regulations promulgated thereunder. Except as otherwise set forth herein, all accounting terms used and not defined herein shall have the respective meanings given to them under GAAP.

7.12     Specific Performance. Buyer and Seller each agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by them in accordance with the terms hereof and that each party shall be entitled to specific performance of the terms hereof, in addition to any other remedy at Law or equity.

[Remainder of page intentionally left blank. Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

BUYER:

CVD MESOSCRIBE TECHNOLOGIES CORPORATION

By: /s/ Leonard A. Rosenbaum

Name: Leonard A. Rosenbaum

Title:    President

SELLER:

MESOSCRIBE TECHNOLOGIES, INC.

By: /s/ Jeffrey A. Brogan

Name: Jeffrey A. Brogan

Title:   Chief Executive Officer

SELLER’S SHAREHOLDERS, with respect to Sections 4.3 and 6.2:

By: /s/ Jeffrey A. Brogan

Jeffrey A. Brogan

By: /s/ Robert J. Greenlaw

Robert J. Greenlaw

By: /s/ Sanjay Sampath

Sanjay Sampath

By: /s/ Jon P. Longtin

Jon P. Longtin

By: /s/ Pamela F. Carr

On behalf of the Estate of Richard Gambino

(Only With Respect To Article VI)

Name: Pamela F. Carr

Title:   Executor of the Estate of Richard Gambino

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